EXCLUSIVE license agreement

Between

CLENERGEN CORPORATION

And

BIOPOWER CORPORATION

November 30, 2010

LICENSE AGREEMENT

This Agreement (the "Agreement"), dated November 30, 2010 (the Effective Date) is entered into by and between Clenergen Corporation, a Nevada corporation and public company (Licensor) and BioPower Corporation, a Florida corporation (Licensee).

WHEREAS, Licensor produces high-density, short-rotation biomass crops on a commercial scale using a proprietary integrated farming methodologies, and

WHEREAS, Licensor produces power, steam, hydrogen, transport fuel, fertilizers, pesticides, chemicals and other important products through advanced gasification and steam technologies, and

WHEREAS, Licensor has certain rights to the use of various technologies and processes, and

WHERAS, Licensee has been established to, among other activities, collaborate with Licensor in developing biomass projects and gasification and steam process projects in exclusive territories, and

WHEREAS, Licensor has agreed to grant and Licensee has agreed to take, an exclusive license, for a territory, to the rights relating to certain manufacturing, processing, marketing and the sale of products produced through the use of Licensor’s proprietary processes on the terms set out in this agreement.

NOW, THEREFORE, Licensor and Licensee agree as follows:

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause 1 apply in this agreement.

Business Day: a day other than a Saturday and a Sunday on which banks in the United States are open for business.

Field of Use: Production of (i) high-density, short-rotation biomass crops on a commercial scale using a proprietary integrated farming methodology and (ii) power, steam, hydrogen, transport fuel, fertilizers, pesticides, chemicals and other important products through advanced gasification;  steam technologies and any and all other technologies.

Improvement: any improvement, enhancement or modification to the Licensed Technologies.

License:  an exclusive license for the defined territory.

Licensed Technologies: the technologies and processes owned by Clenergen, patented by Clenergen or in which Clenergen may have license rights to, and have the right to sub license in the Territory, and as may be described in Schedule 1, attached hereto and made a part thereof.

Quarterly Period:  the period of three months commencing on 1 January, 1 April, 1 July and 1 October.

Gross Revenue:  defined as the total amount of revenue less the direct costs paid for producing the revenue.

Royalty Rate: an agreed percentage of the annual Gross Revenue of BioPower.

Exclusive Territory: United States, Central America, Mexico, Guam and Cuba.

1.2	Clause headings shall not affect the interpretation of this agreement.

1.3	A person includes a corporate or unincorporated body (whether or not having separate legal personality).

1.4	Words in the singular shall include the plural and vice versa.

1.5	A reference to one gender shall include a reference to the other genders.

1.6
A reference to a law is a reference to it as it is in force for the time being, taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.7	Writing or written does not include fax or email.

2.	Grant of License

2.1
The Licensor hereby grants to the Licensee an exclusive license under the Field of Use, to use the Licensed Technologies in the Territory. Licensor agrees to allow Licensee the right to develop projects throughout South America, Haiti and the U.S. Virgin islands on a case by case basis and with written notice from the Licensee to the Licensor. The Licensee is prohibited from developing projects in the countries of Guyana and Suriname.

2.2	The Licensee shall have no right to grant sub-licences under this agreement unless it is to a subsidiary or joint venture company of the Licensee, and hereby undertakes not to purport to do so.

2.3
The Licensor shall retain ownership of and the management of any brands relating to its business and shall allow the Licensee to use such brands provided that the Licensee complies with all instructions of the Licensor in respect of the use of the same.

2.4	No further right or licence is granted by the Licensor to the Licensee by this agreement, save as expressly set out in this clause 2.

2.5
Provided that the Licensee retains an exclusive licence in respect of the Licensed Technologies, the Licensor undertakes, during the term of this agreement not to exploit the Licensed Technologies in the Territory in the Field of Use, or to purport to grant others the right to do so.

3.	Obligations of the Licensee

3.1	The Licensee shall comply with all requirements of the Licensor as to the use of any and all brand relating to the business of the Licensor.

3.2	The Licensee shall use its best endeavours to promote and develop projects with the Licensor throughout the Territory.

4.	Further Licences

The Licensor agrees to include any and all additional technologies and processes that it may develop or gain access to in the future and that may enhance the business of the Licensee relative to the Field of Use in the Territory.  Any such technologies and processes shall be included, from time to time and when relevant, in this Agreement on the attached Schedule One and will be attached hereto and made a part thereof.

5.	Provision of know-how

5.1
The Licensor shall make available to the Licensee such know-how relating to the Licensed Technologies as the Licensor may reasonably consider being necessary for the purposes of the Licensee properly developing and managing projects in the Territory.

5.2
The know-how supplied by the Licensor under clause 5.1 shall be used by the Licensee only for the purpose of the development of projects in the Territory, in the Field of Use and shall be subject to the provisions of Clause 8.

6.	Improvement

6.1
If the Licensee at any time develops any Improvement or gains access to any new technology or process to enhance the Field of Use it shall, to the extent that it is not prohibited by law or by any obligation to any other person, promptly notify the Licensor in writing, giving details of the Improvement or new technology or process and shall provide to the Licensor such information as it shall reasonably require to be able effectively to evaluate the Improvement or new technology or process. Should the Licensor then so request, the Licensee shall grant to the Licensor a non-exclusive irrevocable world-wide license without limit of time with the right to assign and to grant sub-licenses thereunder in respect of that Improvement or new technology or processes.

7.	Confidentiality and indemnification

7.1
The Licensee undertakes that it shall keep (and it shall procure that its respective directors and employees keep) secret and confidential all know-how relating to the Licensed Technologies and any information (whether or not technical) of a confidential nature to the Licensor communicated to it by the Licensor, either preparatory to, or as a result of, this agreement, and shall not disclose the same or any part of the same to any person other than its directors or employees directly or indirectly concerned in the development of projects, provided that, before any such disclosure takes place, the Licensee shall procure that each of the directors and employees concerned shall execute a confidentiality undertaking with the Licensor in a form approved by the Licensor, such approval not to be unreasonably withheld.

7.2	The provisions of clause 7.1 shall not apply to such know-how and information as the Licensee:

(a)
can prove to have been in its possession at the date of receipt, or which becomes public knowledge otherwise than through a breach of an obligation of confidentiality owed (whether directly or indirectly) to the Licensor; or

(b)	is necessarily disclosed as a result of the marketing of, developing or management of any project.

7.3
The Licensee shall, at the request of the Licensor but at the expense of the Licensee, take such steps as the Licensor may require to enforce any confidentiality undertaking given by a director or employee of the Licensee including, in particular but without limitation, the initiation and prosecution of any legal proceedings and the enforcement of any judgment obtained. All such steps to be taken by the Licensee shall be taken as expeditiously as possible and the Licensee agrees that, in respect of its obligation to enforce confidentiality undertakings, time shall be of the essence in complying with the requirements of the Licensor.

7.4	The provisions of this clause 7 shall remain in force notwithstanding expiry or earlier termination of this agreement.

7.5
LICENSOR shall indemnify, defend and hold LICENSEE harmless from and against any and all Losses resulting from or arising out of the negligence or wilful misconduct of LICENSOR in the performance of its obligations under this Agreement.  Without limiting the generality of the foregoing, LICENSOR shall indemnify, defend and hold LICENSEE harmless from and against any losses relating to product liability claims solely with respect to LICENSOR Products which may be purchased, designed, developed and manufactured solely and independently by LICENSOR.

7.6
LICENSEE shall indemnify, defend and hold LICENSOR harmless from and against any losses resulting from or arising out of the negligence of willful misconduct of LICENSEE in performing its obligations under this Agreement. Without limiting the generality of the foregoing, LICENSEE shall indemnify, defend and hold LICENSOR harmless from and against any losses resulting from any defect or deficiency with respect to any LICENSEE contribution which is the subject of the cooperative efforts pursuant to this Agreement.

7.7
A Party seeking indemnification (the "Indemnified Party") pursuant to this Section shall notify, in writing, the other Party (the "Indemnifying Party") within fifteen (15) days of the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party's failure to so notify the Indemnifying Party shall not, however, relieve the Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, or materially prejudiced with respect to, the opportunity to remedy or otherwise mitigate the event or activity(ies) giving rise to the claim for  indemnification and thereby  suffers or otherwise incurs  additional  quantifiable  damages  as a  result  of  such  failure.  The Indemnifying Party, while reserving the right to contest its obligations to indemnify hereunder, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification hereunder. The Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the right to select counsel, settle, try or otherwise dispose of or handle  such claim,  demand,  lawsuit or other  proceeding  on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable objection of the Indemnified Party.

8.	Royalty

8.1
In consideration of the rights granted under clause 2, the Licensee shall pay to the Licensor royalties, on each twelve month time period, first calculated from the date of execution of this Agreement, and calculated on a scale as follows:

(a)	8% of the first $50,000,000.00 of Gross Revenue, or any part thereof,

(b)	3% of the second $50,000,000.00 of Gross Revenue, or any part thereof

(c)	1% of any and all Gross Revenue over $100,000,000.00.

8% will be the licensee fee on the first $50,000,000.00 of Gross Revenue providing that Clenergen never charges anyone else a lesser percentage, and if so, then the 8% will revert to the lowest of any percentage Clenergen charges for a license fee.

8.2	Royalties payable under this agreement shall be paid in US Dollars within 30 days of the end of each successive Quarterly Period.

8.3
At the same time as payment of royalties falls due, the Licensee shall submit or cause to be submitted to the Licensor a statement in writing recording the calculation of such royalties payable and due.

8.4
The Licensee shall keep proper records and books of account and be open at all times to inspection and audit by the Licensor (or its duly authorised agent or representative), who shall be entitled to take copies of or extracts from the same. If such inspection or audit should reveal a discrepancy in the royalties paid from those payable under this agreement, the Licensee shall immediately make up the shortfall and reimburse the Licensor in respect of any professional charges incurred for such audit or inspection.

8.5	The provisions of this clause 8 shall remain in effect notwithstanding termination or expiry of this agreement until the settlement of all subsisting claims by the Licensor.

9.	Protection of the Licensed Technologies

9.1	In the event that:

(a)	any Licensed Technology is attacked or opposed; or

(b)
any application for a patent is made by or any patent is granted to a third party by reason of which the third party may be granted, or may have been granted, rights which conflict with any of the rights granted to the Licensee under any Licensed Technology; or

(c)	any unlicensed activities are carried on by any third party which could constitute an infringement of any Licensed Technology; or

(d)	any application is made for a compulsory licence under any Licensed Technology,

the party becoming aware of such a matter shall immediately notify the other of it and upon the request of one party the other shall join it in taking all such steps (if any) as may be desirable for the protection of the rights of the Licensor under the Licensed Technologies. The expenses incurred in taking such steps and any profits or damages which may be obtained shall be (in the absence of agreement to the contrary) for the account of the Licensor.

10.	Duration and termination

10.1	This agreement shall come into force on the date on which it is signed by both parties and shall, unless determined in accordance with clause 12.2, remain in force.

10.2	The Licensor shall have the right to terminate this agreement immediately by notice in writing to the Licensee in the event that:

(a)
the Licensee fails to perform or observe any of its obligations under this agreement, provided that, in a case where the Licensor considers the breach to be remediable, such notice from the Licensor shall also require the Licensee to remedy such breach and if the Licensee so remedies within 90 days of such notice being served, such notice to terminate this agreement shall be deemed to be void and of no effect; or

(b)
an interim order is applied for or made, or a voluntary arrangement approved, or a petition for a bankruptcy order is presented or a bankruptcy order is made against the Licensee, or a receiver or trustee in bankruptcy is appointed of the estate of the Licensee or a voluntary arrangement is proposed or approved or an administration order is made, or a receiver or administrative receiver is appointed of any of the assets or undertaking of the Licensee , or a winding-up resolution or petition is passed or presented (otherwise than for the purposes of solvent reconstruction or amalgamation) or any circumstances arise which entitle the court or a creditor or the company or its directors to appoint a receiver, administrative receiver or administrator or to present a winding-up petition or make a winding-up order, or other similar or equivalent action is taken against or by the Licensee by reason of its insolvency or in consequence of debt;

(c)	the Licensee challenges the validity of any of the Licensed Technologies;

10.3	In the event of expiry or termination of this agreement howsoever arising, and subject to any express provisions set out elsewhere in this agreement:

(a)	all outstanding sums payable by the Licensee to the Licensor shall immediately become due and payable;

(b)	all rights and licences granted pursuant to this agreement shall cease;

(c)
the Licensee shall cease all and any exploitation of the Licensed Technologies and of any know-how provided by the Licensor to the Licensee, except insofar as such know-how ceases or has ceased to be confidential, unless this is or was as a consequence of the default of the Licensee;

(d)
the Licensee shall co-operate with the Licensor in the cancellation of all or any licences registered pursuant to this agreement and shall execute such documents and do all acts and things as may be necessary to effect such cancellation;

(e)
the Licensee shall return promptly to the Licensor all technical and promotional material in its possession relating to the Product and the know-how, and all copies of such material to the extent such material remains confidential; and

10.4
The expiry or termination of this agreement for any reason shall be without prejudice to the provisions of this clause 12 and to any rights of either party which may have accrued by, at or up to the date of such termination.

11.	Assignment and transfer of Licensed Technologies

11.1
The Licensee shall not assign, transfer, mortgage, charge, encumber or otherwise deal in any other manner with this agreement or any of its rights and obligations under this agreement, or purport to do any of the same.

11.2	Should the Licensor seek to transfer its ownership of the Licensed Technologies to any other person then it shall serve written notice on the Licensee advising it of:

(a)	the fact that it wishes to transfer the Licensed Technologies and to whom; and

(b)	the terms by which it intends to transfer the Licensed Technologies,

and the Licensee shall have the first option to acquire the ownership of the Licensed Technologies on terms no less favorable than those being offered to the other party to whom the Licensor wishes to transfer the Licensed Patents.  .

12.	Unenforceability

12.1
If any provision of this agreement (or part of any provision) is found by any court or other body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

12.2
If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

13.	Waiver

No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that (or any other) right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that (or any other) right or remedy.

14.	Variation

No variation or agreed termination of this agreement or of any document referred to in it shall be effective unless it is in writing and signed by or on behalf of each of the parties.

15.	Further assurance

The parties shall (at their own expense) use all reasonable endeavors to procure that any necessary third party shall execute such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this agreement.

16.	Entire agreement

16.1	This agreement (and any document referred to in it) constitutes the whole agreement between the parties and supersedes all previous agreements between the parties relating to its subject matter.

16.2
Each party acknowledges that, in entering into this agreement (and any document referred to in it), it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this agreement.

16.3	Nothing in this clause 18 shall limit or exclude any liability for fraud.

17.	Notice
17.1
Any notice required to be given hereunder by either party to the other shall be in writing and shall be served by sending the same by registered or recorded delivery post or facsimile to the registered office of the other party or to such other address as that party may have previously notified to the other as being the address for such service. Any notice sent by mail shall be deemed (in the absence of evidence of earlier receipt) to have been delivered 5 days after being mailed and, in proving the fact of mailing, it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. Any notice sent by fax shall be deemed to have been delivered on the day following its despatch.

Clenergen Corporation
5379 Lyons Road
Suite 301
Coconut Creek, FL 33073 USA
Attn: Mark LM Quinn, Chairman

BioPower Corporation
5379 Lyons Road
Suite 301
Coconut Creek, FL 33073 USA
Attn: Robert D. Kohn, CEO

A notice or other communication required to be given under this agreement shall not be validly given if sent by e-mail.

17.2	The provisions of this clause 19 shall not apply to the service of any proceedings or other documents in any legal action.

18.	Rights of third parties

A person who is not a party to this agreement shall not have any rights under or in connection with it.

19.	Governing law and jurisdiction

19.1
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the State of Florida.

19.2
The parties irrevocably agree that the courts of the State of Florida shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been entered into on the date stated at the beginning of this agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement as a deed the day and year first before written.

CLENERGEN CORPORATION

/s/ Mark LM Quinn	Dated: 11-30-2010
Mark LM Quinn, CEO

BIOPOWER CORPORATION

/s/ Robert D. Kohn	Dated: 11-30-2010
Robert D. Kohn, CEO

SCHEDULE ONE

Licensed Technologies for exclusive use within the territories defined under the License Agreement

- The supply of high yielding bamboo saplings ("bamboo") produced from tissue culture and shipped as net potted plants that are identical in character, asexual, non evasive, disease free at origin, non flowering and with a lifespan of 50 years.
- The supply of a variety of Melia dubia saplings produced from cuttings and shipped as net potted plants, which can be harvested within 24 months from the date of planting and re-grow from their stub for up to 4 cycles before replanting.
- The right to all improved strains and/or mother stock to the bamboo, Melia dubia and Marjestica.
- The right to apply polyploidisation to the bamboo and Melia dubia saplings supplied and intellectual property and breeding rights for use within the licensed territories.
- All planting materials and fertilisers/pesticides will be supplied at invoiced cost price. Any and all discounts Clenergen receives from suppliers will be passed onto licensor.
- The right to other species of tree or grass that Clenergen develops as an energy crop.
- Access to all due diligence documentation pertaining to agronomy and technologies used by Clenergen for conversion of wood chips to energy and other products.
- The right to use bamboo, Melia dubia and/or Marjestica as fuel for 2MW/h gasification biomass power plants supplied by Ankur gasifiers along with manufacturing rights within the licensed territories as provided by the technology supplier
- The right to use bamboo, Melia dubia and/or Marjestica as fuel for Rapid Thermal Processing Technology for producing Pyrolysis oil for use/sale to third parties within the licensed territories, inclusive of all test data and due diligence/verification documentation.
- The right to license any and all future renewable conversion technologies that may be developed and used by Clenergen in the future.
- The right to use bamboo, Melia dubia and/or Marjestica as fuel for producing wood pellets for use/sale to third parties within the licensed territories, inclusive of all test data and due diligence/verification documentation.
- Nursery, Plantation Management, Engineering, Power Evacuation human resources and training services, which will be billed at cost.
- Approved EPC contractors for the construction of Combustion Steam Biomass Power Plants.
- The supply of Agri Extension kit (1 Hectare = 1 Kit) at a cost price of $150.00 per box, including agronomy manual and one (1) full time nursery/plantation manager per 100 boxes shipped, anywhere in the licensed territories.
- The supply of Charcoal briquette at technology for converting Bio char into Charcoal at cost.
- The use of Clenergen marketing materials branded for distribution by licensor, subject to pre-approval and strict guidelines of Clenergen Corporation.
- Direct contractual rights to the use of Clenergen's Webmaster for web design and branding and use of graphics relating to agronomy and technology.